Exhibit 21.1

SUBSIDIARIES OF JAGUAR HEALTH, INC.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Napo Pharmaceuticals, Inc.	Delaware
Napo Therapeutics S.p.A.	Italy